UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RADISYS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

☐    Fee paid previously with preliminary materials:

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

SUPPLEMENT TO THE PROXY STATEMENT OF RADISYS CORPORATION DATED APRIL 27, 2016 FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 8, 2016

On or about April 27, 2016, Radisys Corporation (the “Company”) made available a proxy statement (the “Proxy Statement”) to its shareholders describing the matters to be voted on at the Annual Meeting of Shareholders to be held on June 8, 2016 (the “Annual Meeting”), including a proposal to elect seven individuals to the Company’s Board of Directors (Proposal Number 1).

After making the Proxy Statement available to shareholders, the Company became aware that Institutional Shareholder Services Inc. (“ISS”) made a “Withhold” recommendation as to the election of Vincent Tobkin for director due to his status as Chair of the Compensation and Development Committee of the Company’s Board of Directors. ISS has recommended a “withhold” vote for the re-election of Mr. Tobkin because of an asserted failure to disclose the details of the Company’s engagement with shareholders as a result of last year’s “Say on Pay” vote.

The Company respectfully disagrees with the ISS recommendation and asks our shareholders to consider the following points:

I.    Background

In August 2014, the Compensation and Development Committee (the “Committee”) engaged Compensia, an independent executive compensation advisor, to assist with a comprehensive review of the Company’s executive pay strategy. A key factor in this review was the initiation of a turnaround strategy for the Company’s business that would require both the retention and engagement of our key senior executives.

II.    2015 Executive Compensation Program Changes

Based on this review, at the beginning of fiscal 2015, the Committee made several changes to our executive compensation program. In large part, these changes were made to account for the significant changes to the Company’s business strategy.

Specifically, these changes were as follows:

▪
2015 Variable Compensation Plan - The short-term incentive compensation opportunities for our executives were tied to Embedded Products cash flow and Software-Systems revenue growth. This reflected a transition from an incentive plan funded entirely based on the Company’s non-GAAP operating income in 2014.

▪
Long-Term Incentive Compensation - The Committee granted limited equity awards to our executives in 2014. In 2015, 100% of the equity awards granted to our executives, with the exception of stock option and restricted stock unit awards granted to our CFO, Mr. Wilson, in connection with his promotion to this position, are subject to vesting that is entirely contingent upon the achievement of pre-established stock price hurdles. There are two stock price hurdles that apply to one-half of the shares awarded to executives and are 45% and 79%, respectively, higher than the market price of our common stock on the date of grant.

The Committee’s change in emphasis for our incentive compensation opportunities in 2015 was a critical component of our business turnaround strategy, supporting the retention and motivation of our key senior executives during this critical period for our business.

III.    Subsequent Financial Performance

During the past 18 months, the Company has delivered significant shareholder returns and we are now poised to return to consolidated revenue growth in 2016 while continuing to grow diluted earnings-per-share. We believe our approach to executive compensation has been an integral part of our success. Further, the Committee continues to be actively engaged in ensuring that our executive compensation program supports and is responsive to our rapidly changing business during this turnaround period.

IV.    2016 Executive Compensation Program Changes

In early 2016, based on its review of our executive compensation program and in light of our evolving business strategy, the Committee modified the long-term incentive component of our executive compensation program to change the LTI mix to consist of time-vesting options to purchase shares of our common stock and performance-based RSU awards that may be settled for shares of our common stock based on our achievement of pre-established target levels for strategic revenue and non-GAAP operating income in 2016 and 2017. This mix has been designed to reflect the stabilization of our business and an increased ability to tie our long-term incentive compensation opportunities to longer-term projected financial goals.

V.    2015 Say-on-Pay Vote and Shareholder Outreach

At our Annual Meeting of Shareholders in September 2015, 62.3% of the votes cast on our shareholder advisory vote on named executive officer compensation (the so-called “Say-on-Pay” vote) were voted in favor of our executive compensation program. This vote was based on the disclosure about our executive compensation program contained in the proxy materials for that meeting.

As described above, beginning in late 2014 and throughout 2015, our management and the Committee were actively engaged in reviewing and redesigning our executive compensation program and communicating with our largest shareholders to better understand their views on our business, our turnaround strategy, and how we could position our executive compensation program to support this strategy. Our Chief Executive Officer, Chief Financial Officer and the Chairman of our Board of Directors had multiple in-person and telephonic conversations with our largest shareholders to discuss our plans and to obtain feedback; with particular focus from our Chairman who held a number of private meetings with our top shareholders in order to ensure strong alignment of our compensation programs with shareholder interests. These discussions focused on the changes to our executive compensation program that had been implemented for 2015, including the new performance measures for the short-term incentive compensation plan and the introduction of performance-based equity awards. The feedback we received on these changes was generally favorable.

VI.    Response to ISS Recommendation

ISS has recommended that shareholders withhold support for Director Vincent Tobkin due to his participation on the Committee. We believe this to be a punitive recommendation based on poorly drawn conclusions about our responsiveness to shareholder concerns about our executive compensation program.

ISS states that “the company has not engaged with its shareholders and has failed to identify the issues that led to the strong opposition.” This statement is inaccurate. Although not described in detail in the Proxy Statement, we believe that the Committee maintained a proactive approach to our executive compensation strategy since the commencement of our business turnaround, implementing changes that support the alignment of our executives’ incentives with shareholder objectives well before the outcome of our 2015 say-on-pay vote was available. Further, the changes that were implemented have also been viewed favorably by ISS, as reflected in its “for” recommendation for our 2016 Say-on-Pay proposal.

Mr. Tobkin was recently appointed Chair of the Committee and has been a member of the Committee throughout the period described above. He has played a critical role in shaping our executive compensation strategy and ensuring that the design of our incentive compensation programs are aligned with the Company’s evolving business strategy as well as shareholder expectations.

Having provided this additional disclosure regarding shareholder engagement and his qualifications, the Company calls on shareholders to ignore the ISS recommendation to withhold support for the election of Mr. Tobkin to the Board of Directors, as he has served diligently as both the Chair and previously a member of the Committee. On the facts and on the merits, shareholders are asked to support the election of Mr. Tobkin.

We strongly recommend that shareholders support his reelection to the Company’s Board of Directors at
our Annual Meeting of Shareholders on June 8, 2016

This Supplement to the Proxy Statement is first being released to shareholders on or about May 27, 2016, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.